Exhibit 10.1

PALANTIR TECHNOLOGIES INC.
CONSULTING AGREEMENT
Spencer Rascoff, an individual (“Consultant”), and Palantir Technologies Inc., a Delaware corporation (“Company”, together with its affiliates, subsidiaries, and related entities “Company Group”), (collectively, “Parties”) agree as follows, effective as of the date on which Consultant’s successor on the Company’s board of directors (the “Board”) is elected and qualified (the “Effective Date”):
1.Services and Payment. Consultant agrees to undertake and complete the services described in Exhibit A (the “Services”) in accordance with and for the term specified in Exhibit A. As the only consideration due Consultant regarding the subject matter of this Consulting Agreement (this “Agreement”), Company will pay Consultant in accordance with Exhibit A. If applicable, all fees are due net thirty (30) days from Company’s receipt of Consultant’s invoice and invoices shall be sent to Palantir’s designated accounts payable system or email.
2.Confidential Information.
2.1Definition. “Confidential Information” under this Agreement means any and all of Company Group’s technical and non-technical information provided, disclosed, or made available by the Company or its agents to Consultant, as well as information, projects, or work product generated or provided by the Consultant in connection with the Services, whether before, on, or after the date of this Agreement. Confidential Information includes, without limitation: (a) information, documents, or agreements regarding or relating to Company’s operations, employees, results, sales, financial or accounting reports, contracts, actual or potential customers, capitalization, stockholders or other investors; (b) any information about Company’s intellectual property or proprietary technology, software, information, data, processes, or knowhow; (c) any projects or work product generated in connection with the Services provided under this Agreement (as well as any and all information derived therefrom); (d) all other information that Consultant knew, or reasonably should have known, was the Confidential Information of Company. Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, sui generis database rights and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all Confidential Information under this Agreement and any inventions (whether or not patentable), works of authorship, mask works, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by Consultant during the term of the Agreement (the “Term”).
2.2Nonuse and Nondisclosure. Consultant agrees that at all times and notwithstanding any termination of this Agreement, Consultant (i) shall hold in strict confidence and not disclose to any person or entity any Confidential Information, except as explicitly approved in writing by the Company, (ii) shall not use the Confidential Information for any purpose, and (iii) shall not copy or transmit in any manner to any person any Confidential Information; provided, however, that Consultant may use Confidential Information solely to the extent necessary to perform the Services. Without limiting the foregoing, Consultant shall also protect such Confidential Information with at least the same degree of care that Consultant uses to protect its own confidential information, but in no case less than reasonable care. However, Consultant shall not be obligated under this paragraph with respect to specific Confidential Information if Consultant can demonstrate with competent evidence that such Confidential Information: (a) was in the public domain at the time it was disclosed to Consultant; (b) entered the public domain subsequent to the time it was disclosed to Consultant, through no fault or breach of this Agreement by Consultant or any other person subject to confidentiality obligations; or (c) was developed prior to the Effective Date by employees or agents of Consultant who had no access to any Confidential Information. Consultant shall immediately notify the Company in the event of any loss or unauthorized disclosure of any Confidential Information. On termination of this Agreement, Consultant will return or destroy any and all records or copies of records relating to Company or its business, including Confidential Information (as defined above), except that Consultant may keep its personal copies of its fee records and this Agreement.

2.3Other Clients’ Proprietary Information. Consultant agrees that Consultant will not use improperly, disclose, encourage, or induce Company to use any proprietary information or trade secrets of any former or concurrent employer or client of Consultant or other person or entity to whom Consultant has an obligation to keep information in confidence. Consultant also agrees that Consultant will not bring onto Company’s premises or transfer onto Company’s technology systems any unpublished document, proprietary information, or trade secrets belonging to any third party.
2.4Third-Party Confidential Information. Consultant recognizes that Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes in connection with the Services. Consultant agrees that at all times during the term of this Agreement and thereafter, Consultant owes Company and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to use it or to disclose it to any person, firm, corporation, or other third party except as necessary in carrying out the Services for Company consistent with Company’s agreement with such third party.

2.5U.S. Defend Trade Secrets Act Notice of Immunity.  The U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  In addition, the DTSA provides that an individual who files a lawsuit for retaliation for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

3.[Reserved].
4.Nonsolicitation. To the fullest extent permitted under applicable law, from the Effective Date until twelve (12) months after the termination of this Agreement, Consultant will not, without Company’s prior written consent, directly or indirectly, solicit, encourage, induce, or attempt to solicit, encourage or induce, any of Company Group’s employees to leave their employment with Company, either for Consultant’s benefit or for the benefit of any other person or entity. Consultant agrees that nothing in this Section 4 shall affect Consultant’s continuing obligations under this Agreement during and after this twelve (12) month period, including, without limitation, Consultant’s obligations under Section 2.
5.Nondiscrimination. During the performance of this Agreement, Consultant shall comply with all applicable national, federal, state, and local laws and regulations respecting non-discrimination in employment, non-segregation of facilities and equal employment opportunity. Additionally, Palantir Technologies Inc. is a federal contractor.  As a result, but only if applicable, the Equal Opportunity Clause set forth in 41 C.F.R. parts 60-1.4(a), and the employee notice found at 29 C.F.R. Part 471, Appendix A to Subpart A are incorporated by reference herein. In addition, but also only if applicable, Contractor shall abide by the requirements of 41 C.F.R. §§ 60-300.5(a) and 60-741.5(a). These regulations prohibit discrimination against qualified individuals on the basis of protected veteran status or disability, and require affirmative action by covered prime contractors and subcontractors to employ and advance in employment qualified protected veterans and individuals with disabilities.
6.Limitation of Liability. IN NO EVENT SHALL COMPANY GROUP BE LIABLE TO CONSULTANT OR TO ANY OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, OR DAMAGES FOR LOST PROFITS OR LOSS OF BUSINESS, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY, WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHER THEORY OF LIABILITY, REGARDLESS OF WHETHER THE COMPANY WAS ADVISED OF THE

POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. IN NO EVENT SHALL COMPANY GROUP’S LIABILITY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT EXCEED THE CASH AMOUNTS PAID BY COMPANY TO CONSULTANT UNDER THIS AGREEMENT WITHIN THE PRIOR 12 MONTHS (EXCLUDING EXPENSES AND THE VALUE OF ANY EQUITY COMPENSATION) FOR THE SERVICES, DELIVERABLES OR INVENTION GIVING RISE TO SUCH LIABILITY AND COMPANY AND CONSULTANT AGREE THAT SUCH REMEDY IS FAIR AND ADEQUATE.
7.Indemnification. Consultant agrees to defend, indemnify and hold Company Group harmless from any and all claims, damages, liability, losses, attorneys’ fees, costs and expenses on account of: (i) an alleged failure by Consultant to satisfy any such obligations or any other obligation (under this Agreement, including the Representations and Warranties set forth in Exhibit B, or otherwise); (ii) any other action or inaction of Consultant; and/or (iii) any failure of Consultant to perform the Services in accordance with all applicable laws, rules, regulations and industry standards. Consultant will ensure that its employees, agents, and related parties if any, are bound in writing to Consultant’s obligations under this Agreement and Consultant shall be responsible and liable for any breaches of this Agreement and any disclosure or misuse of any Confidential Information by its employees or agents.
8.Warranty. Consultant warrants that the Services will be performed in a professional and workmanlike manner and that none of such Services or any part of this Agreement is or will be inconsistent with any rights of third parties or any obligation Consultant may have to others.
9.Termination. Either party may terminate this Agreement at any time, for any or no reason, immediately upon written or emailed notice to the other party. Sections 2 through 17 of this Agreement and any remedies for breach of this Agreement shall survive any termination or expiration. Company may communicate such obligations to any other (or potential) client or employer of Consultant.
10.Independent Contractor Status. Notwithstanding any provision hereof, Consultant expressly represents and warrants that Consultant is and shall act as an independent contractor and not as an employee, partner, joint venturer, or agent of the Company. Consultant is not authorized to enter into contracts or agreements on behalf of Company or to otherwise bind or attempt to bind Company to any contract or obligation. As an independent contractor, Consultant is solely responsible for all taxes, withholdings, and other statutory or contractual obligations of any sort, including, but not limited to, workers’ compensation insurance, and Consultant will comply with all applicable workers’ compensation laws concerning Consultant and Consultant’s employees and agents, if any. Consultant is solely responsible for payment of all Consultant’s applicable federal, state and local taxes (as applicable), and Company is not withholding or paying any portion of Consultant’s taxes. Consultant agrees that during the term of Consultant’s contracting engagement with Company (whether or not during business hours), Consultant will not engage in any activity that is in any way competitive with the business or demonstrably anticipated business of Company, and Consultant will not assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of Company.
10.1Taxpayer Forms. Consultant shall, in consideration for and as a condition to the effectiveness of this Agreement, execute and deliver to Company on the date hereof a Form W-9, Request for Taxpayer Identification Number and Certification or Form W-8BEN, Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding, as applicable, in the form attached hereto as Exhibit C or such other similar form approved by the United States Internal Revenue Service (“Taxpayer Form”), unless Company already has a current Taxpayer Form for Consultant in its files.
11.Assignment. This Agreement and the services contemplated hereunder are personal to Consultant and Consultant shall not have the right or ability to assign, transfer, or subcontract any obligations under this Agreement without the prior written consent of Company. Any attempt to do so shall be void. Notwithstanding anything to the contrary herein, Company may assign this Agreement and its rights and obligations hereunder in whole or in part.

12.Notice. All notices under this Agreement shall be in writing, and shall be deemed given when personally delivered or sent via email, or three (3) days after being sent by prepaid certified or registered mail to the address of the party to be noticed as set forth herein or such other address as such party last provided to the other by written notice.
13.Lobbying.  Consultant represents and warrants that, should the Services require, in Consultant’s best judgment, either registration and reporting under Federal Lobbying Disclosure Act (the “LDA”), and/or any other actions required to comply with legal requirements of any other Federal, state, or other requirements relating to lobbying, political contributions, gift rules, or otherwise relating to interaction with any government,  Consultant will comply with any such requirements and will notify Company in advance of any such registration, reports, or other required actions.  Consultant shall be solely responsible for meeting all registration and reporting requirements under the LDA and/or any other applicable law or regulation.  Consultant is independently responsible for determining whether the work provided to Company by Consultant requires any registration, reporting, or other compliance actions, and hereby agrees to indemnify, and hold harmless, Company, from any fines, damages, penalties, or other adverse legal consequences resulting from any failure by Consultant to comply with any such requirements.
14.Dispute Resolution. Any dispute arising from or relating to the subject matter of this Agreement (“Claim”) that cannot be resolved by the Parties within a period of sixty (60) days after written notice of a Claim has been given by one Party hereunder to the other (the last day of such sixty (60) day period being herein referred to as the “Arbitration Date”), shall be finally and exclusively settled by arbitration in San Francisco, California, United States, using the English language in accordance with the Arbitration Rules and Procedures of the Judicial Arbitration and Mediation Services, Inc. (“JAMS”) then in effect, by one or more commercial arbitrator(s), who may or may not be selected from the appropriate list of JAMS arbitrators. If the Parties cannot agree upon the number and identity of the arbitrators within fifteen (15) days following the Arbitration Date, then a single arbitrator shall be selected on an expedited basis in accordance with the Arbitration Rules and Procedures of JAMS. Any arbitrator(s) selected shall have substantial experience in resolving complex commercial contract and securities-related disputes. Any Claim will be arbitrated on an individual basis. There is no right or authority for any Claim to be arbitrated on a class action basis or on bases involving Claims brought in a purported representative capacity on behalf of other actual or potential security holders of Company or others similarly situated. The arbitrator(s)’ authority is limited solely to the applicable Claim. An arbitration award and any judgment confirming it for a specific Claim will apply only to such Claim and cannot be used for any other Claim except to enforce the award. Any emergency relief, preliminary injunctive relief, and/or expedition related to a Claim must be sought in the arbitral forum under the applicable JAMS Rules, except in the event of a breach or threatened breach of this Agreement by Consultant, which the Parties agree shall cause Company irreparable harm which may not be adequately compensable by money damages and which Company shall be entitled to seek (in addition to any other rights or remedies available to Company including money damages) specific performance, injunction, or other preliminary or equitable relief, without having to prove irreparable harm or actual damages, from any court with jurisdiction over the matter. The arbitrator(s) shall have the authority to grant injunctive relief and specific performance and to allocate between the Parties the fees and costs of arbitration (including arbitrator fees, filing fees, administrative fees, and all other fees and costs related to the arbitration) in such equitable manner as the arbitrator(s) may determine. The prevailing Party in the arbitration shall be entitled to receive reimbursement of its reasonable expenses (including reasonable attorneys’ fees, expert witness fees, arbitration fees and costs, and all other fees and costs) incurred in connection therewith. Judgment upon the award so rendered may be entered and enforced exclusively in the United States Federal Courts located in the Northern District of California or, if Company determines that jurisdiction is not proper in such Federal Courts, California Superior Court in the County of Santa Clara. This Agreement shall be deemed to have been made in, and shall be construed pursuant to the laws of the State of California and the United States, without regard to conflicts of law provisions thereof. Consultant agrees to waive any claim that is not subject to the jurisdiction of the arbitral forum (or, in the case of entering or enforcement of an arbitral award, the above-named courts), or that its property is exempt or immune from attachment or execution, and Consultant further waives to the fullest extent permitted by law its right to a trial by jury.
15.Representations and Warranties. Consultant shall, in consideration for and as a condition to the effectiveness of this Agreement, execute and deliver to Company on the date hereof the Representations and Warranties in the form attached hereto as Exhibit B.
16.Books and Records. Consultant agrees that Company or any of its duly authorized representatives shall, during the term of this Agreement and for three years after final payment has been made under this Agreement, have access to and the right to inspect and examine, upon reasonable notice and during business hours, any relevant books, documents, papers, and records (“Books and Records”) of Consultant involving transactions related to this Agreement, including Books and Records relevant to the Representations and Warranties set forth in Exhibit B.
17.No Insider Trading. During the Term, Consultant agrees to comply with Company’s Insider Trading Policy, including the restrictions against short sales in Company securities, prohibitions in engaging in derivatives (including options) or hedging transactions, restrictions against pledging or using Company securities as collateral for loans, and open trading window requirements for trading. During the Term, Consultant may only engage in transactions involving Company securities during an open trading window, which will typically open at the start of the second full trading day following the date the Company’s quarterly or year-end financial results are publicly disclosed and continue through the twelfth day of the third month of the quarter, subject to the Company’s determination in its sole discretion regarding the actual details of each such open trading window. Whether during the Term or otherwise, Consultant may never, directly or indirectly through others, engage in or facilitate any transaction involving Company’s (or any other company’s) securities while he or she has or is aware of any material nonpublic information, or disclose material nonpublic information to any third parties.
18.Miscellaneous. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights. No changes or modifications or waivers to this Agreement will be effective unless in writing and signed by both Parties. In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable. Headings herein are for convenience of reference only and shall in no way affect interpretation of this Agreement. This Agreement and any related exhibits, appendices, annexes or attachments may be executed electronically and/or in two or more counterparts, each of which shall be deemed an original, but all which together shall constitute one and the same agreement.

19.Entire Agreement. This Agreement, together with its exhibits, the Equity Plan (as defined in Exhibit A) and the RSU Award Agreement (as defined in Exhibit A), constitutes the entire agreement and understanding between the Parties with respect to the subject matter herein and supersedes all prior written and oral agreements, discussions, or representations between the Parties. Consultant represents and warrants that Consultant is not relying on any statement or representation not contained in this Agreement. To the extent any terms set forth in any exhibit or schedule conflict with the terms set forth in this Agreement, the terms of this Agreement shall control unless otherwise expressly set forth and agreed by the Parties in such exhibit or schedule.

Spencer Rascoff		Palantir Technologies Inc.
(Consultant)		(Company)

By:	/s/ Spencer Rascoff	By:	/s/ Ryan Taylor

	Spencer Rascoff		Ryan Taylor
	Name		Name

	Consultant		Chief Legal and Business Affairs Officer
	Title		Title

	June 6, 2022		June 6, 2022
	Date		Date

	(on file)		1555 Blake Street, Suite 250
	(on file)		Denver, CO 80202
	Address		Address

EXHIBIT A
1.CONTACT: Contact information for Consultant:

Name:	Spencer Rascoff
Email:	(on file)
Phone:	(on file)
State & Country of Residence:	California, USA
Point of Contact at Palantir:	David Glazer, CFO
2.SERVICES: Company requests and Consultant agrees to perform the following services, with direction from the Company’s Chief Financial Officer, or his or her designee, as specifically authorized in writing or via email: advise the Company’s Chief Financial Officer, audit committee and finance teams regarding finance and accounting matters, and provide other business advisory services, as requested by the Company from time to time.
3.TERM: From the Effective Date through (and including) July 1, 2023, subject to earlier termination per the terms and conditions of this Agreement.
4.FEES: During Consultant’s period of service with the Company as a member of the Board immediately prior to the term of this Agreement, the Board granted to Consultant an award of 148,305 restricted stock units (the “RSU Award”) covering shares of the Company’s Class A Common Stock, subject to the terms and conditions of the Company’s Amended 2010 Equity Incentive Plan (as amended from time to time, the “Equity Plan”) and a restricted stock unit award agreement thereunder between the Consultant and the Company (as amended from time to time, the “RSU Award Agreement”). Prior to the Effective Date, the Board amended the RSU Award Agreement to provide that the RSU Award would continue to vest pursuant to Consultant’s continued status as a “Service Provider” (as defined in the Equity Plan).
As the sole consideration hereunder, subject to Consultant’s continuous provision of Services hereunder and compliance with the terms and conditions of this Agreement, and subject to the continued effectiveness of this Agreement, Consultant shall remain eligible to vest with respect to the RSU Award pursuant to the terms and conditions of the Equity Plan and the RSU Award Agreement. For the avoidance of doubt, the termination of Consultant’s Services under this Agreement would constitute a termination of Consultant’s status as a Service Provider under the Equity Plan, and any restricted stock units subject to the RSU Award that remain unvested as of the date of Consultant’s termination of Services under this Agreement will be automatically forfeited pursuant to the terms and conditions of the Equity Plan and the RSU Award Agreement.

Company will not be liable to Consultant for any costs or expenses incurred in connection with this Agreement and the performance of Services.

EXHIBIT B
REPRESENTATIONS AND WARRANTIES

Spencer Rascoff (“Consultant”) makes the representations, warranties, certifications, and covenants set forth below to Palantir Technologies Inc. (“Company”), as a requirement of the agreement between Consultant and Company to which this Exhibit is attached (“Agreement”), as a part of and incorporated into the Agreement, and as a material portion of the consideration for the Agreement. For purposes of these representations, warranties, certifications, and covenants, capitalized terms used but not defined within this Exhibit shall have the corresponding meaning set forth in the Agreement.
1.Definitions.
(a)“Anticorruption Laws” means the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act, the substantive provisions of the OECD Convention on Combating Bribery of Foreign Public Officials in Business Transactions dated 21 November 1997, as well as any amendments to any of these laws, and all other applicable anticorruption laws and regulations;
(b)“Anything of Value” means any tangible or intangible item of value, including but not limited to payments, gifts, travel or employment opportunities, or anything else that holds or would be reasonably expected to hold value for the recipient of such item
(c) “Applicable Laws” means all laws, statutes, ordinances, rules, regulations, orders, or determinations of any Governmental Authority that apply to the subject matter of this Agreement, Company, Consultant, or a third-party with whom Consultant interacts in performance of, or in connection with, this Agreement, including, without limitation, all relevant anti-terrorism, anti-money laundering, and anti-corruption laws;
(d)“Government Official” means any official of any government, or any official of any agency or instrumentality of any government, including any active member of the armed services of any government, or any political party official, or any candidate for political office;
(e)“Governmental Authority” means any government, state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions or pertaining to government, including any self-regulatory organization (and including, without limitation, the Securities and Exchange Commission (SEC) and the Financial Industry Regulatory Authority, Inc. (FINRA));
(f)“Proceeding” means any action, arbitration, audit, hearing, investigation, inquiry, litigation or suit (whether civil, criminal, administrative, judicial, or investigative, whether formal or informal, whether public or private) commenced, brought, initiated, conducted, or heard by or before or otherwise involving, any Governmental Authority, mediator, or arbitrator;
(g)“Prospects” means potential customers or partners for Company’s business;
(h)“Related Parties” means all affiliates of Consultant and all entities in or for which Consultant is a current or former officer, partner, employee, member, investor, manager, representative, or agent;
(i)“Sanctioned Country” means any country subject to U.S. trade sanctions, including Belarus, Burma (Myanmar), Cote D’Ivoire (Ivory Coast), Democratic Republic of the Congo, Iran, former Liberian regime of Charles Taylor, North Korea, Sudan, Syria, or Zimbabwe, as well as any additional countries identified from time-to-time at http://www.ustreas.gov/offices/enforcement/ofac/programs/index.shtml or such other location as that list may be published;
(j)“CSL” means the U.S. Consolidated Screening List as comprised of the various U.S. government lists restricting or prohibiting activity with certain persons and entities (available at https://2016.export.gov/ecr/eg_main_023148.asp);

(k)“Services,” for purposes of this exhibit, means any and all conduct that Consultant undertakes in relation to the Agreement or to Company in any way, including but not limited to the performance of Consultant’s obligations under the Agreement.
2.Compliance with Applicable Law; Absence of Investigations and Proceedings. Consultant hereby represents, warrants, certifies, and covenants to Company that:
(a)As of the Effective Date, to the knowledge of Consultant, Consultant and Related Parties are in compliance with all Applicable Laws and Consultant will perform all Services in a manner that complies with all Applicable Laws;
(b)In performance of the Services, Consultant has not and will not give Anything of Value, or make any offer or promise of any kind, directly or indirectly, to any Government Official or political party;
(c)With respect to the Services, Consultant—including all directors, officers, shareholders, employees and partners of Consultant, in the event Consultant is an entity—shall conduct all of its activities in accordance with the Anticorruption Laws, and will not, either through action or omission, further any unlawful offer, promise, or payment to a Government Official or cause the Company to be in violation of the Anticorruption Laws or other Applicable Laws.
(d)Except as specified in writing to Company in advance of the execution of the Agreement (or within five (5) business days of such event coming to pass during the Term of the Agreement), no Government Official (a) owns an interest in Consultant, or (b) has any legal or beneficial interest in this Agreement or in payments to be received by Consultant in connection with the Services. Following proper identification to Company, Consultant will take such actions to assure that any such affected person does not take any action, official or otherwise, and/or use any influence in connection with Consultant's business;
(e)Consultant has not and will not pay or offer, directly or indirectly, any commission or finders or referral fee to any person or entity in connection with the Services, unless it has obtained prior written agreement therefor from Company, nor shall Consultant, directly or indirectly, pay or award any finder’s fees, commissions, or other compensation to any person engaged by a Prospect for investment advice as an inducement to such person or Prospect to advise or recommend the Company’s services or products without the prior written approval of Company;
(f)Consultant shall not engage a sub-contractor or sub-partner to assist it in performing the Services without the prior written approval of Company, and Consultant, and not Company, shall be responsible for all actions and omissions of and all compensation for any such approved sub-contractor or sub-partner;
(g)If the Services include any component of identifying or exploring Prospects for Company, then Consultant shall screen all Prospects and only interact with Prospects or forward Prospects to Company that are neither: (i) listed on, nor owned or controlled by any party, entity, or individual listed on the CSL; or (ii) located in or owned or controlled by a party, entity, or national from a Sanctioned Country, unless such Prospect described in (i) or (ii) is determined in writing by U.S. counsel to Consultant in a form and substance satisfactory to Company that Company would not require a U.S. license to do business with such entities.
(h)There is no civil, criminal, or administrative Proceeding pending, or, to the knowledge of Consultant, threatened, by, against, or otherwise relating to Consultant or any of the Related Parties, and, to the knowledge of Consultant, there is no basis for the same.
(i)Neither Consultant, nor any of the Related Parties, is a Government Official, nor the family member of any Government Official.

3.Enforceability and Terms of the Agreement. Consultant further represents, warrants, certifies, and covenants to Company that:
(a)No other payments, including payment for reimbursement of fees or expenses, shall be due the Consultant, either pursuant to this Agreement or otherwise, other than those specifically described in this Agreement. Consultant shall not be entitled to any fees to the extent there is a prohibition with respect thereto under any laws, rules or regulations applicable to Consultant or Company;
(b)Consultant knows of no material legal impediments to the enforceability and lawful implementation of this Agreement, and (i) Consultant has obtained all authorizations required for lawful execution and performance of the Agreement (if any); (ii) Consultant the requisite capacity to execute and perform its obligations under the Agreement; (iii) the Agreement has been duly executed and delivered on behalf of Consultant and constitutes a valid, binding and enforceable agreement of Consultant; and (iv) neither the execution, delivery, or performance of this Agreement (or the consummation of transactions contemplated herein) will constitute a breach of or default under (A) any provision of Consultant’s certificate of incorporation, by-laws or any other organizational document; (B) any agreement, instrument by which Consultant is bound; or (C) any applicable order, rule or regulation of any Governmental Authority;
(c)No litigation, Proceeding or investigation (formal or informal) of or before any arbitrator or Governmental Authority is pending or, to Consultant’s best knowledge, threatened against, relating to or affecting Consultant, any of the Related Parties, or any of their properties that: (i) could reasonably be expected to result in the issuance of any order restraining, enjoining or otherwise prohibiting the consummation of any transaction contemplated by this Agreement or asserting the invalidity or unenforceability of this Agreement; (ii) could reasonably be expected, individually or in the aggregate with other action or proceeding, to have material adverse effect on the business or financial condition of Consultant or any of the Related Parties; or (iii) could reasonably be expected to have an adverse effect on the ability of Consultant to perform its obligations under this Agreement;
4.Persistent and Renewed Nature of Representations and Warranties. Consultant further represents, warrants, certifies, and covenants to Company that: if, at any time during the term of this Agreement, Consultant discovers any fact, omission, subsequent event or change of circumstances that would make any of Consultant’s representations and warranties contained herein inaccurate or incomplete in any respect, Consultant will notify Company in writing as soon as reasonably practicable of any such fact, omission, event or change of circumstance, and the facts related thereto.
5.Books and Records. Consultant agrees that Company or any of its duly authorized representatives shall, during the term of this Agreement and for three years after the later of the expiration of this Agreement or the date upon which final payment has been made under this Agreement, have access to and the right to inspect and examine, upon reasonable notice and during business hours, any relevant books, documents, papers, and records of Consultant involving transactions related to this Agreement. Consultant shall ensure that any approved sub-contractor or sub-partner engaged to assist Consultant in performing services hereunder (which engagement or assistance shall be permitted only with Company’s explicit prior written consent) shall be similarly bound.

Spencer Rascoff		Palantir Technologies Inc.
(Consultant)		(Company)

By:	/s/ Spencer Rascoff	By:	/s/ Ryan Taylor

	Spencer Rascoff		Ryan Taylor
Chief Legal and Business Affairs Officer
	Name		Name, Title

	June 6, 2022		June 6, 2022
	Date		Date

EXHIBIT C

FORM W-9
To be provided upon Palantir’s request.